Galena Biopharma Reports Third Quarter 2016 Financial Results and Provides a Corporate Update

•	GALE-401 expected to initiate a Phase 3 clinical trial in Q2, 2017

•	Top Line results presented from NeuVax™ (nelipepimut-S) PRESENT Clinical Trial

•	Webcast and conference call today at 2:00 p.m. P.T. / 5:00 p.m. E.T.

San Ramon, California, November 9, 2016 - Galena Biopharma, Inc. (NASDAQ: GALE), a biopharmaceutical company committed to the development and commercialization of hematology and oncology therapeutics that address unmet medical needs, today reported its financial results and provided a corporate update for the quarter ended September 30, 2016.

“Over the past several weeks we have collaborated with regulatory experts and world leaders in the treatment of myeloproliferative neoplasms on key elements of the trial design for our pivotal, Phase 3 trial that we expect to initiate in the second quarter of 2017,” said Mark W. Schwartz, Ph.D., President and Chief Executive Officer. “Essential thrombocythemia is a chronic condition in patients presenting with elevated platelets and the limited available treatment options often include challenging side effects. We believe that GALE-401, our controlled release version of anagrelide, could be both effective at lowering platelets and improve the side effect profile from the immediate release version currently available.”

As previously announced, Galena discontinued its NeuVax™ (nelipepimut-S) Phase 3 PRESENT (Prevention of Recurrence in Early-Stage, Node-Positive Breast Cancer with Low to Intermediate HER2 Expression with NeuVax Treatment) clinical trial due to futility in accordance with the recommendation from the Independent Data Monitoring Committee (IDMC). On today’s call, management will present the top-line data from the trial and its assessment of the results.

Dr. Schwartz continued, “With a better understanding of the interim data in the PRESENT trial, we have the knowledge and experience to guide our immunotherapy programs through clinical development, reinforcing my belief and confidence in our pipeline. As the cancer immunotherapy field focuses on combination treatments, we continue to advance our NeuVax plus trastuzumab clinical trials and evaluate additional indications where NeuVax may benefit patients in combination with other agents. Similarly, our GALE-301 and GALE-302 trials remain ongoing with two additional data presentations this year.”

Galena will host a webcast and conference call today at 2:00 p.m. P.T./5:00 p.m. E.T. to discuss its financial and business results. The live webcast will include slides that can be accessed on the Company's website under the Investors section/Events and Presentations: http://investors.galenabiopharma.com/events.cfm. The conference call can be accessed by dialing (844) 825-4413 toll-free in the U.S., or (973) 638-3403 for participants outside the U.S. The Conference ID number is: 7629100. The archived webcast replay will be available on the Company's website for one year.

FINANCIAL REVIEW

Operations

Operating loss from Galena’s development programs and general and administrative expenses, classified as continuing operations, during the three months ended September 30, 2016 was $6.5 million, including $0.5 million in non-cash stock-based compensation, compared to an operating loss from continuing operations of $8.6 million, including $0.6 million in non-cash stock-based compensation for the same period in 2015. Operating loss for the first nine months of 2016 was $24.7 million, including $1.8 million in non-cash stock-based compensation, compared to an operating loss from continuing operations of $26.6 million, including $1.3 million in non-cash stock-based compensation for the same period in 2015.

Loss from continuing operations for Q3 2016 was $4.3 million, or $0.02 per basic and diluted share, including $2.1 million in non-operating income. Loss from continuing operations for Q3 2015 was $6.4 million, or $0.04 per basic and diluted share, including $2.3 million non-operating income. Loss from continuing operations for the first nine months of 2016 was $9.2 million, or $0.05 per basic and diluted share, including $15.6 million in non-operating income. Loss from continuing operations for the first nine months of 2015 was $28.2 million, or $0.18 per basic and diluted share, including $1.5 million in non-operating expense.

The net non-operating income for the three months ended September 30, 2016 was largely due to a $3.7 million gain from the significant decrease in the estimated fair value of warrants accounted for as liabilities driven by the decline in Galena's common stock price. The net non-operating income for the nine months ended September 30, 2016 was largely due to $14.2 million and $5.2 million gains from the significant decreases in the estimated fair value of warrants accounting for as liabilities and the contingent purchase price liability related to NeuVax given the decision to close the PRESENT study, respectively. The gain realized from the decrease in these two liabilities was partially offset by $1.4 million and $2.0 million of interest expense for the three and nine months ended September 30, 2016. The changes in the estimated fair value of warrants accounted for as liabilities and the contingent purchase price liability are reflected as non-cash gains and losses in the consolidated financial statements. Management believes the most relevant measure of our performance is operating loss.

Loss from discontinued operations from Galena's former commercial business for Q3 2016 was $2.6 million, or $0.01 per basic and diluted share, compared to $11.7 million, or $0.07 per basic and diluted share, for the same period of 2015. Loss from discontinued operations for the first nine months of 2016 was $8.9 million, or $0.05 per basic and diluted share, compared to $16.1 million, or $0.11 per basic and diluted share, for the same period of 2015. The three and nine months ended September 30, 2015 include a one-time non-cash impairment charge of $8.1 million from the former commercial business being classified as held for sale.

Net loss for Q3 2016 was $6.9 million, or $0.03 per basic and diluted share, compared to net loss of $18.0 million, or $0.11 per basic and diluted share, for the same period of 2015. Net loss for the first nine months of 2016 was $18.0 million, or $0.10 per basic and diluted share, compared to $44.2 million, or $0.29 per basic and diluted share, for the same period of 2015.

Cash and Cash Equivalents

Galena had cash and cash equivalents of approximately $24.5 million as of September 30, 2016, compared with $29.7 million as of December 31, 2015. The decrease of approximately $5.2 million in cash and cash equivalents from December 31, 2015 to September 30, 2016 was attributable primarily to $36.9 million used in operating activities, $1.1 million in selling expenses related to the sale of the Company’s commercial products, and $4.8 million in payments on long-term debt. The decrease was partially offset by $31.8 million in net proceeds from issuance of common stock and warrants to purchase common stock in offerings, and $5.1 million becoming immediately available to the Company from amending our long-term debt to reduce restricted cash. As of September 30, 2016, Galena had $18.9 million of restricted cash including $18.5 million restricted as a minimum cash covenant for our Debenture, the minimum cash covenant being the lesser of $18.5 million or the outstanding balance of the Debenture.

THIRD QUARTER AND RECENT ACTIVITIES

Clinical Development

Presented GALE-301/GALE-302 Phase 1b Data
On October 20, 2016, a podium presentation was delivered on Galena’s GALE-301 and GALE-302 clinical program at the American College of Surgeons Clinical Congress 2016. The Phase 1b is a single-center, randomized, single-blinded, three-arm study in patients with breast or ovarian cancer diagnosis who were treated with standard of care and were without evidence of disease. This trial augments the Phase 1/2a trial with single-agent GALE-301 in ovarian and endometrial cancers. The presentation was entitled, “A Phase Ib Trial Comparing Different Doses/Schedules of a Folate Binding Protein (FBP)-derived Peptide Vaccine, E39, and its Attenuated Version, E39’, to Induce Long-term FBP-specific Immunity in Disease-free Cancer Patients.” In this trial, which enrolled mostly breast cancer patients, who have lower FBP exposure than ovarian patients, the 500mcg dose appears to provide a more optimal immunological response. This differs from the results in ovarian cancer patients, who have much higher FBP expression, with potential secondary immune tolerance, where 1000mcg was the optimal dose. However, E39’ (GALE-302) given after E39 (GALE-301) was able to induce long-term immunity in both dosing cohorts, underscoring the potential importance of attenuated peptides in relatively antigen-naïve patients.

Presented NeuVax plus Trastuzumab Interim Safety Data
On October 10, 2016, Galena presented interim safety data from the NeuVax Phase 2b combination study with trastuzumab at the European Society for Medical Oncology (ESMO) 2016. The clinical trial is a randomized, multicenter, investigator-sponsored, 300 patient Phase 2b study enrolling HER2 1+ and 2+ node positive, and high-risk node negative patients. The poster, entitled, “Interim safety analysis of a phase II trial combining trastuzumab and NeuVax, a HER2-targeted peptide vaccine, to prevent breast cancer recurrence in HER2 low expression,” demonstrated that this novel combination of trastuzumab and NeuVax in HER2 low-expressing (LE) patients is well-tolerated and the cardiac effects of trastuzumab are not impacted by the addition of NeuVax.

Presented GALE-301 FBP Expression Data
On September 27, 2016, data was presented on the association between clinical outcomes and folate binding protein (FBP) expression from our GALE-301 Phase 1/2a clinical trial at the CRI-CIMT-EATI-AACR International Cancer Immunotherapy Conference. The poster, entitled, “Improved disease-free survival in endometrial and ovarian cancer patients with low folate binding protein expression after treatment with the E39 peptide vaccine in a phase I/IIa trial,” reported clinical outcomes based on FBP expression level. The data revealed a disease free survival (DFS) benefit in patients with low FBP expression (FBPlo), but not in patients with high FBP expression (FBPhi).

Presented Preclinical NeuVax data in Ovarian and Pancreatic Cancer
On September 13, 2016, preclinical NeuVax data was presented at the Progress in Vaccination Against Cancer (PIVAC) Conference.  NeuVax contains the immunodominant peptide derived from the extracellular region of the HER2 protein, which is expressed in ovarian and pancreatic cancers as well as in breast cancer. The poster, entitled, “Preclinical study on the efficacy of NeuVax peptide vaccine against human Her2+/ HLA-A2.1+ ovarian and pancreatic cancer,” demonstrated the results of HLA-A2 transgenic mice that were immunized with NeuVax (E75) mixed with recombinant mouse GM-CSF (NeuVax mice). Administration of the NeuVax vaccination resulted in a specific, delayed-type hypersensitivity (DTH) reaction and in the induction of E75 specific CD8+ T cells that express PD-1 (programmed T-cell death protein). Both ovarian and pancreatic tumor growth rate was significantly reduced in NSG mice that received the CD8+ T cells from NeuVax-immunized mice compared to those receiving CD8+ T cells from control mice. Additionally, the expression of PD-1 on activated CD8+ T cells suggests an opportunity to investigate the efficacy of NeuVax in combination with PD-1 inhibitors.

Expanded GALE-401 Intellectual Property Protection with Patent Issuance in Japan
On September 12, 2016, GALE-401 was issued a second Japanese Patent (JP Patent #5985719) containing composition and method of use claims for GALE-401, anagrelide controlled release.  The patent covers the treatment of patients suffering from myeloproliferative diseases, including myeloproliferative neoplasms (MPNs) such as essential thrombocythemia (ET) and polycythemia vera.  The patent provides GALE-401 exclusivity until 2029, not including any patent term extensions.

Corporate

Appointed a new Chief Financial Officer
On November 3, 2016, Stephen F. Ghiglieri was appointed as the Company’s Executive Vice President and Chief Financial Officer. Mr. Ghiglieri has more than 30 years in senior level finance and operations roles at both biotechnology and technology companies. Prior to Galena Biopharma, Mr. Ghiglieri served as CFO of MedData Inc., a private equity backed healthcare services company that was sold to Mednax, a publicly traded national medical group.  Previously, he spent nearly 10 years at NeurogesX, ending his tenure as the Company’s Executive Vice President, Chief Operating Officer, and CFO. Prior to that he served as the CFO of Hansen Medical, Inc., a medical device company. He also held senior level finance positions at two other healthcare companies: Oacis Healthcare Systems, Inc., and Oclassen Pharmaceuticals, Inc. Additionally, he was also the CFO and Corporate Secretary for two technology software companies: Avolent, Inc., and Andromedia, Inc. Mr. Ghiglieri began his career as an audit manager of PricewaterhouseCoopers, LLP. He received a Bachelor of Science in Business Administration from California State University, Hayward where he graduated Magna Cum Laude. Mr. Ghiglieri is also a Certified Public Accountant (inactive).

Announced a Reverse Stock Split
On October 31, 2016, the Company announced a Reverse Stock Split of its shares of common stock at a ratio of 1-for-20 following the approval by the Company’s Board of Directors. The reverse stock split was authorized by the Company’s stockholders at the Special Meeting of Stockholders held on October 21, 2016. The reverse stock split will become effective on November 11, 2016 and the Company’s common stock will commence trading on a split-adjusted basis when the market opens on Monday, November 14, 2016. The Company's common stock will continue to trade on the NASDAQ Capital Market under the symbol "GALE" but will trade under the new CUSIP number 363256504.

Closed a Registered Direct Equity Offering
On July 13, 2016, Galena closed a registered direct equity offering of common stock and warrants. The net proceeds to the Company were approximately $11.7 million.

GALENA BIOPHARMA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(Amounts in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Operating expenses:
Research and development	$3,624	$5,740	$15,242	$18,762
General and administrative	2,848	2,895	9,490	7,869
Total operating expenses	6,472	8,635	24,732	26,631
Operating loss	(6,472)	(8,635)	(24,732)	(26,631)
Non-operating income (expense):
Litigation settlements	—	—	(1,800)	—
Change in fair value of warrants potentially settleable in cash	3,652	2,134	14,172	(981)
Interest expense, net	(1,377)	(158)	(1,988)	(607)
Change in fair value of the contingent purchase price liability	(145)	307	5,182	69
Total non-operating income (expense), net	2,130	2,283	15,566	(1,519)
Loss from continuing operations	$(4,342)	$(6,352)	$(9,166)	$(28,150)
Discontinued operations
Loss from discontinued operations	(2,587)	(11,674)	(8,867)	(16,074)
Net loss	$(6,929)	$(18,026)	$(18,033)	$(44,224)
Net loss per common share:
Basic and diluted net loss per share, continuing operations	$(0.02)	$(0.04)	$(0.05)	$(0.18)
Basic and diluted net loss per share, discontinued operations	$(0.01)	$(0.07)	$(0.05)	$(0.11)
Basic and diluted net loss per share	$(0.03)	$(0.11)	$(0.10)	$(0.29)
Weighted-average common shares outstanding: basic and diluted	209,303,286	161,857,522	190,306,319	153,000,857

GALENA BIOPHARMA, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(Amounts in thousands)

	September 30, 2016	December 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$24,514	$29,730
Restricted cash	18,901	401
Litigation settlement insurance recovery	—	21,700
Prepaid expenses and other current assets	1,043	1,398
Current assets of discontinued operations	—	392
Total current assets	44,458	53,621
Equipment and furnishings, net	226	335
In-process research and development	12,864	12,864
GALE-401 rights	9,255	9,255
Goodwill	5,898	5,898
Deposits	145	171
Total assets	$72,846	$82,144
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$894	$1,597
Accrued expense and other current liabilities	3,819	5,292
Litigation settlement payable	—	25,000
Fair value of warrants potentially settleable in cash	9,908	14,518
Current portion of long-term debt	23,722	4,739
Current liabilities of discontinued operations	4,195	5,925
Total current liabilities	42,538	57,071
Deferred tax liability, non-current	5,418	5,418
Contingent purchase price consideration, net of current portion	960	6,142
Total liabilities	48,916	68,631
Stockholders’ equity	23,930	13,513
Total liabilities and stockholders’ equity	$72,846	$82,144

About Galena Biopharma

Galena Biopharma, Inc. is a biopharmaceutical company committed to the development and commercialization of hematology and oncology therapeutics that address unmet medical needs. Galena’s pipeline consists of multiple mid-to-late-stage clinical assets led by our hematology asset, GALE-401, and our novel cancer immunotherapy programs including NeuVax™ (nelipepimut-S) and GALE-301/GALE-302. For more information, visit www.galenabiopharma.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about development of our products, our future financial condition and results of operations and potential for profitability, the sufficiency of our cash resources, our ability to obtain additional equity or debt financing, possible partnering or other strategic opportunities for the development of our products, as well as other statements related to the progress and timing of our product commercialization and development activities, present or future licensing, collaborative or financing arrangements or that otherwise relate to future periods. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those identified under “Risk Factors” in Galena’s Annual Report on Form 10-K for the year ended December 31, 2015 and most recent Quarterly Reports on Form 10-Q filed with the SEC. Actual results may differ materially from those contemplated by these forward-looking statements. Galena does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this press release.

NeuVax is a trademark of Galena Biopharma, Inc.

Contact:

Remy Bernarda
SVP, Investor Relations & Corporate Communications
(925) 498-7709
ir@galenabiopharma.com

Source: Galena Biopharma, Inc.